Exhibit 99.1

ANTHEM REPORTS FIRST QUARTER 2016 RESULTS

•	Net income was $2.63 per share, including net negative adjustment items of $0.83 per share. Adjusted net income was $3.46 per share (refer to the GAAP reconciliation table on page 12).

•	Medical enrollment increased sequentially by 1.0 million members, or 2.6 percent, totaling approximately 39.6 million members as of March 31, 2016.

•	Company now expects medical enrollment to grow by 700 - 900 thousand members for full year 2016.

•	Full year 2016 GAAP net income is expected to be greater than $9.65 per share. Full year adjusted net income is expected to be greater than $10.80 per share (refer to the GAAP reconciliation table on page 12).

•	Second quarter 2016 dividend of $0.65 per share declared to shareholders.

Indianapolis, Ind. – April 27, 2016 – Anthem, Inc. (NYSE: ANTM) today announced that first quarter 2016 net income was $703.0 million, or $2.63 per share. These results included net negative adjustment items of $0.83 per share. Net income in the first quarter of 2015 was $865.2 million, or $3.09 per share, which included net negative adjustment items of $0.05 per share.

Excluding the items noted in each period, adjusted net income was $3.46 per share in the first quarter of 2016, an increase of 10.2 percent compared with adjusted net income of $3.14 per share in the prior year quarter (refer to page 12 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our solid first quarter results represent a strong start to 2016 with higher than expected enrollment growth in both Commercial and Government business segments. We remain firmly focused on advancing affordability and quality on behalf of our members, which will be enhanced by the pending Cigna acquisition,” said Joseph Swedish, president and chief executive officer.

“We are pleased with our financial performance in the first quarter and believe it positions us well for the remainder of the year. Our results reflect continued execution across our business segments as the industry continues to evolve,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 39.6 million members at March 31, 2016, an increase of approximately 1.1 million members, or 2.8 percent, from 38.5 million at March 31, 2015. Commercial & Specialty Business enrollment increased by 639 thousand medical members as the Company experienced growth in the National market, partially offset by a slight decrease in the Local Group business. Enrollment also grew in the Medicaid business.

Medical enrollment increased by 1.0 million members, or 2.6 percent, sequentially during the first quarter of 2016. The increase reflected enrollment gains in the National, Individual and Medicaid businesses, partially offset by a decline in enrollment in the Local Group business.

Operating Revenue: Operating revenue was nearly $20.3 billion in the first quarter of 2016, an increase of approximately $1.5 billion, or 7.7 percent, versus the nearly $18.9 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured enrollment.

Benefit Expense Ratio: The benefit expense ratio was 81.8 percent in the first quarter of 2016, an increase of 160 basis points from 80.2 percent in the prior year quarter. The increase, as expected, was largely driven by the extra calendar day in the quarter, a higher ratio in the Medicaid and Individual businesses and higher membership in the Medicaid business, which carries a higher benefit expense ratio than the consolidated company average. The increase was partially offset by improved medical cost performance in the Medicare business.

Medical claims reserves established at December 31, 2015 developed moderately better than the Company’s expectation during the first quarter of 2016.

Medical Cost Trend: For the full year 2016, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0% - 7.5%.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 43.4 days as of March 31, 2016, an increase of 0.7 days from 42.7 days as of December 31, 2015. The increase was primarily due to the timing of claims payments associated with the new membership that came on-line in the quarter.

SG&A Expense Ratio: The SG&A expense ratio was 15.8 percent in the first quarter of 2016, a decrease of 90 basis points from 16.7 percent in the first quarter of 2015. The decrease was primarily driven by the impact of lower administrative costs resulting from expense efficiency initiatives and higher membership in the Medicaid business, which carries a lower SG&A expense ratio than the consolidated company average.

Operating Cash Flow: Operating cash flow for the first quarter of 2016 totaled $1.3 billion, or 1.9 times net income. For the first quarter 2015, operating cash flow totaled approximately $1.7 billion, or 1.9 times net income. Both periods include the timing of federal income tax payments as our first and second estimated payments normally occur in the second quarter.

Share Repurchase Program: The Company did not repurchase any shares of its common stock during the first quarter of 2016 due to the pending acquisition of Cigna. As of March 31, 2016, the Company had nearly $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2016, the Company paid a quarterly dividend of $0.65 per share, representing a distribution of cash totaling $170.7 million.

On April 26, 2016, the Audit Committee declared a second quarter 2016 dividend to shareholders of $0.65 per share. On an annualized basis, this equates to a dividend of $2.60 per share. The second quarter dividend is payable on June 24, 2016, to shareholders of record at the close of business on June 10, 2016.

Investment Portfolio & Capital Position: During the first quarter of 2016, the Company recorded net realized losses on investments totaling $125.1 million and other-than-temporary impairment losses totaling $66.9 million. During the first quarter of 2015, the Company recorded net realized gains of $46.5 million, partially offset by other-than-temporary impairment losses totaling $14.0 million.

As of March 31, 2016, the Company’s net unrealized gain position in the investment portfolio was $638.8 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $327.4 million and $311.4 million, respectively. As of March 31, 2016, cash and investments at the parent company totaled approximately $2.2 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2016	2015	Change
Operating Revenue
Commercial & Specialty Business	$9,509.8	$9,366.9	1.5%
Government Business	10,793.9	9,480.1	13.9%
Other	5.7	4.4	29.5%

Total Operating Revenue[1]	$20,309.4	$18,851.4	7.7%
Operating Gain / (Loss)
Commercial & Specialty Business	$1,293.0	$1,267.0	2.1%
Government Business	325.0	324.4	0.2%
Other	(47.6)	(12.1)	NM [2]

Total Operating Gain[1]	$1,570.4	$1,579.3	(0.6)%
Operating Margin
Commercial & Specialty Business	13.6%	13.5%	10 bp
Government Business	3.0%	3.4%	(40) bp
Total Operating Margin[1]	7.7%	8.4%	(70) bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,293.0 million in the first quarter of 2016, an increase of $26.0 million, or 2.1 percent, from $1,267.0 million in the first quarter of 2015. The increase was driven by a lower SG&A expense ratio due to lower administrative costs resulting from expense efficiency initiatives taken by the Company and growth in self-funded enrollment. This increase was partially offset by a higher benefit expense ratio and fully insured membership declines in the Local Group business.

Government Business: Operating gain in the Government Business segment was $325.0 million in the first quarter of 2016, an increase of $0.6 million, or 0.2 percent, from $324.4 million in the first quarter of 2015. The increase reflects improved medical cost performance in the Medicare business and enrollment increases in the Medicaid business, largely offset by a higher benefit expense ratio in the Medicaid business.

Other: The Company reported an operating loss of $47.6 million in the Other segment for the first quarter of 2016, compared with an operating loss of $12.1 million in the prior year quarter. The increase in the loss was primarily driven by Cigna acquisition related expenses.

OUTLOOK

Full Year 2016:

•	Net income is now expected to be greater than $9.65 per share, including greater than $1.15 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $10.80 per share (refer to the GAAP reconciliation table on page 12).

•	Medical membership is now expected to be in the range of 39,300,000 – 39,500,000. Fully insured membership is now expected to be in the range of 14,850,000 – 14,950,000 and self-funded membership is now expected to be in the range of 24,450,000 – 24,550,000.

•	Operating revenue is now expected to in the range of $81.0 - $82.0 billion.

•	Benefit expense ratio is expected to be in the range of 83.6% plus or minus 30 basis points.

•	SG&A ratio is now expected to be in the range of 15.5% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.0 billion.

*	This outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition beyond those incurred in the first quarter of 2016.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 12 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-288-8975 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0630 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 378816. The replay will be available from 11:00 a.m. EDT today, until the end of the day on May 11, 2016. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 72 million people served by its affiliated companies, including more than 39 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31, 2016	March 31, 2015	December 31, 2015	March 31, 2015	December 31, 2015
Medical Membership
Customer Type
Local Group	15,197	15,219	15,241	(0.1)%	(0.3)%
Individual	1,898	1,895	1,675	0.2%	13.3%
National:
National Accounts	7,847	7,361	7,355	6.6%	6.7%
BlueCard®	5,616	5,444	5,407	3.2%	3.9%

Total National	13,463	12,805	12,762	5.1%	5.5%
Medicare	1,423	1,426	1,439	(0.2)%	(1.1)%
Medicaid	6,049	5,622	5,914	7.6%	2.3%
FEP	1,572	1,570	1,568	0.1%	0.3%

Total Medical Membership	39,602	38,537	38,599	2.8%	2.6%

Funding Arrangement
Self-Funded	24,572	23,597	23,666	4.1%	3.8%
Fully-Insured	15,030	14,940	14,933	0.6%	0.6%

Total Medical Membership	39,602	38,537	38,599	2.8%	2.6%

Reportable Segment
Commercial and Specialty Business	30,558	29,919	29,678	2.1%	3.0%
Government Business	9,044	8,618	8,921	4.9%	1.4%

Total Medical Membership	39,602	38,537	38,599	2.8%	2.6%

Other Membership
Life and Disability Members	4,730	4,785	4,849	(1.1)%	(2.5)%
Dental Members	5,424	5,161	5,206	5.1%	4.2%
Dental Administration Members	5,325	5,303	5,282	0.4%	0.8%
Vision Members	5,874	5,503	5,641	6.7%	4.1%
Medicare Advantage Part D Members	600	599	622	0.2%	(3.5)%
Medicare Part D Standalone Members	353	374	371	(5.6)%	(4.9)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2016	2015	Change
Revenues
Premiums	$18,988.9	$17,610.5	7.8%
Administrative fees	1,311.0	1,227.1	6.8%
Other revenue	9.5	13.8	(31.2)%

Total operating revenue	20,309.4	18,851.4	7.7%
Net investment income	171.1	167.6	2.1%
Net realized (losses) gains on investments	(125.1)	46.5	(369.0)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(85.2)	(15.4)	453.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	18.3	1.4	1,207.1%

Other-than-temporary impairment losses recognized in income	(66.9)	(14.0)	377.9%

Total revenues	20,288.5	19,051.5	6.5%
Expenses
Benefit expense	15,538.8	14,126.9	10.0%
Selling, general and administrative expense:
Selling expense	349.9	368.2	(5.0)%
General and administrative expense	2,850.3	2,777.0	2.6%

Total selling, general and administrative expense	3,200.2	3,145.2	1.7%
Interest expense	187.1	154.4	21.2%
Amortization of other intangible assets	50.4	52.5	(4.0)%
Loss on extinguishment of debt	—	3.4	(100.0)%

Total expenses	18,976.5	17,482.4	8.5%

Income before income tax expense	1,312.0	1,569.1	(16.4)%
Income tax expense	609.0	703.9	(13.5)%

Net income	$703.0	$865.2	(18.7)%

Net income per diluted share	$2.63	$3.09	(14.9)%

Diluted shares	267.5	280.4	(4.6)%
Benefit expense as a percentage of premiums	81.8%	80.2%	160	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	16.7%	(90	)bp
Income before income taxes as a percentage of total revenue	6.5%	8.2%	(170	)bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,676.0	$2,113.5
Investments available-for-sale, at fair value:
Fixed maturity securities	18,355.4	16,920.0
Equity securities	1,593.8	1,441.8
Other invested assets, current	19.4	19.1
Accrued investment income	171.8	170.8
Premium and self-funded receivables	4,998.4	4,602.8
Other receivables	2,200.9	2,421.4
Income taxes receivable	—	316.6
Securities lending collateral	1,455.2	1,300.4
Other current assets	2,494.1	1,555.7

Total current assets	32,965.0	30,862.1
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	507.8	558.2
Equity securities	29.7	31.0
Other invested assets, long-term	2,078.3	2,041.1
Property and equipment, net	1,998.3	2,019.8
Goodwill	17,562.2	17,562.2
Other intangible assets	8,107.6	8,158.0
Other noncurrent assets	609.8	485.4

Total assets	$63,858.7	$61,717.8

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,403.1	$7,569.8
Reserves for future policy benefits	69.6	71.9
Other policyholder liabilities	2,376.7	2,256.5

Total policy liabilities	9,849.4	9,898.2
Unearned income	1,021.3	1,145.5
Accounts payable and accrued expenses	4,164.5	3,318.8
Income taxes payable	163.5	—
Security trades pending payable	333.2	73.1
Securities lending payable	1,455.3	1,300.9
Short-term borrowings	540.0	540.0
Current portion of long-term debt	399.2	—
Other current liabilities	2,883.9	2,816.1

Total current liabilities	20,810.3	19,092.6
Long-term debt, less current portion	14,864.5	15,324.5
Reserves for future policy benefits, noncurrent	653.3	631.7
Deferred tax liabilities, net	2,663.6	2,630.6
Other noncurrent liabilities	1,319.9	994.3

Total liabilities	40,311.6	38,673.7

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,616.5	8,555.6
Retained earnings	15,310.4	14,778.5
Accumulated other comprehensive loss	(382.4)	(292.6)

Total shareholders’ equity	23,547.1	23,044.1

Total liabilities and shareholders’ equity	$63,858.7	$61,717.8

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2016	2015
Operating activities
Net income	$703.0	$865.2
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses/(gains) on investments	125.1	(46.5)
Other-than-temporary impairment losses recognized in income	66.9	14.0
Loss on extinguishment of debt	—	3.4
Loss on disposal of assets	0.2	0.9
Deferred income taxes	73.3	70.6
Amortization, net of accretion	199.7	189.2
Depreciation expense	25.6	25.1
Share-based compensation	37.6	27.1
Excess tax benefits from share-based compensation	(39.8)	(68.8)
Changes in operating assets and liabilities:
Receivables, net	(170.5)	(429.6)
Other invested assets	(5.3)	(10.1)
Other assets	(117.4)	(191.0)
Policy liabilities	(27.2)	382.9
Unearned income	(124.2)	(31.8)
Accounts payable and accrued expenses	10.8	(189.4)
Other liabilities	39.5	401.1
Income taxes	507.7	635.0
Other, net	(0.7)	3.2

Net cash provided by operating activities	1,304.3	1,650.5
Investing activities
Purchases of fixed maturity securities	(3,287.1)	(3,273.3)
Proceeds from sales and maturities of fixed maturity securities	2,756.3	2,335.4
Purchases of equity securities	(747.1)	(1,051.5)
Proceeds from sales of equity securities	206.5	575.5
Purchases of other invested assets	(146.4)	(48.1)
Proceeds from sales of other invested assets	99.3	15.0
Settlement of non-hedging derivatives	(0.6)	(32.0)
Changes in securities lending collateral	(154.4)	(508.0)
Purchases of subsidiaries, net of cash acquired	—	(635.8)
Net purchases of property and equipment	(117.5)	(88.8)

Net cash used in investing activities	(1,391.0)	(2,711.6)
Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(77.3)	638.8
Net proceeds from short-term borrowings	—	50.0
Net repayments of long-term borrowings	—	(16.4)
Changes in securities lending payable	154.4	508.1
Changes in bank overdrafts	(113.2)	(105.9)
Premiums paid on equity call options	—	(12.8)
Proceeds from sale of put options	—	12.7
Repurchase and retirement of common stock	—	(774.1)
Collateral paid on debt-related derivatives	(237.1)	—
Cash dividends	(170.7)	(166.6)
Proceeds from issuance of common stock under employee stock plans	50.9	109.3
Excess tax benefits from share-based compensation	39.8	68.8

Net cash (used in)/provided by financing activities	(353.2)	311.9
Effect of foreign exchange rates on cash and cash equivalents	2.4	(5.5)

Change in cash and cash equivalents	(437.5)	(754.7)
Cash and cash equivalents at beginning of year	2,113.5	2,151.7

Cash and cash equivalents at end of period	1,676.0	1,397.0

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended March 31
(In millions, except per share data)	2016	2015	Change
Net income	$703.0	$865.2	(18.7)%
Add / (Subtract) - net of related tax effects:
Net realized (gains)/losses on investments	81.3	(30.2)
Other-than-temporary impairment losses on investments	43.5	9.1
Transaction related costs	64.5	—
Amortization of other intangible assets	32.8	34.1
(Gain)/Loss on extinguishment of debt	—	2.2
Rounding impact	—	—

Net adjustment items	222.1	15.2

Adjusted net income	$925.1	$880.4	5.1%

Net income per diluted share	$2.63	$3.09	(14.9)%
Add / (Subtract) - net of related tax effects:
Net realized (gains)/losses on investments	0.30	(0.11)
Other-than-temporary impairment losses on investments	0.16	0.03
Transaction related costs	0.24	—
Amortization of other intangible assets	0.12	0.12
(Gain)/Loss on extinguishment of debt	—	0.01
Rounding impact	0.01	—

Net adjustment items	0.83	0.05

Adjusted net income per diluted share	3.46	3.14	10.2%

	Full Year 2016 Outlook
Net income per diluted share		Greater than $9.65
Add / (Subtract) - net of related tax effects:
Net realized (gains)/losses on investments		$0.30
Other-than-temporary impairment losses on investments		$0.16
Transaction related costs		$0.24
Amortization of other intangible assets		Greater than $0.45

Net adjustment items		Greater than $1.15

Adjusted net income per diluted share		Greater than $10.80

	Three Months Ended March 31
(In millions)	2016	2015	Change
Reportable segments operating gain	$1,570.4	$1,579.3	(0.6)%
Net investment income	171.1	167.6
Net realized gains/(losses) on investments	(125.1)	46.5
Other-than-temporary impairment losses recognized in income	(66.9)	(14.0)
Interest expense	(187.1)	(154.4)
Amortization of other intangible assets	(50.4)	(52.5)
Gain/(Loss) on extinguishment of debt	—	(3.4)

Income from continuing operations before income tax expense	$1,312.0	$1,569.1	(16.4)%

Forward-Looking Statements

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the Acquisition within the expected time period, or at all, and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the Acquisition making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers on cost-effective and competitive terms; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the

Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers, acquisitions and strategic alliances; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws. Investors are also advised to carefully review and consider the various risks and other disclosures discussed in our SEC reports.